CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Quest for Value Funds:

We consent to the use of our reports dated December 17, 2012, with respect to the financial statements and financial highlights of Oppenheimer Flexible Strategies Fund (a series of Oppenheimer Quest for Value Funds) and Oppenheimer Flexible Strategies Fund (Cayman) Ltd., incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

             /s/ KPMG LLP

KPMG LLP

Denver, Colorado

February 26, 2013